Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of April 1, 2018, by and among Resonant Inc. (the “Company”) and the entities and natural person set forth on the signature page hereto (collectively, “Park City Capital”) (each of the Company and Park City Capital, a “Party” to this Agreement, and together, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, the Company and Park City Capital have determined to come to an agreement with respect to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.                                      Termination of Proxy Contest; Board Nominations; Related Agreements.

(a)                                 Termination of Proxy Contest.  Effective immediately, and subject to the Company’s compliance with Section 1(b), Park City Capital hereby irrevocably (i) withdraws its notice of director nominees to be elected at the 2018 Annual Meeting of Stockholders of the Company (including any adjournment or postponement thereof, the “2018 Annual Meeting”), delivered to the Company on March 6, 2018 (the “Notice”), and (ii) terminates all pre-solicitation, solicitation and other activities related, directly or indirectly, to the Notice.

(b)                                 Board Nominations.  The Company agrees to nominate the following nine individuals (collectively, the “2018 Nominees”) as the slate of directors to be elected at the 2018 Annual Meeting, to serve on the Board with a term expiring at the 2019 Annual Meeting of Stockholders of the Company (including any adjournment or postponement thereof, the “2019 Annual Meeting”):  John E. Major, Janet K. Cooper, Jean Rankin, George B. Holmes, Brett Conrad, Josh Jacobs, Michael J. Fox, Alan B. Howe, and Jack H. Jacobs.  For clarity, existing directors Robert B. Hammond, Thomas R. Joseph and Richard Kornfeld will not be nominated by the Company for re-election at the 2018 Annual Meeting.  The Company will solicit proxies for each of the 2018 Nominees in substantially the same manner as it has in prior years with respect to the Board’s nominees, will recommend to shareholders that they vote in favor of each of the 2018 Nominees, and will cause all proxies received by the Company in favor of the 2018 Nominees to be voted in favor of their election to the Board.  As members of the Board, each of the 2018 Nominees who are non-employee directors shall be compensated on an equal basis consistent with the past practices of the Company.

(c)                                  Committee Composition. The Company agrees that, concurrently with the 2018 Annual Meeting, at least one of Michael J. Fox or Alan B. Howe will be appointed to serve on each of the Audit Committee, Compensation Committee and Nominating and Governance Committee of the Board, and shall be permitted to serve on each such committee for at least until the 2019 Annual Meeting, provided that each such individual is and continues to remain eligible to serve in such capacity pursuant to applicable law and the rules of the Nasdaq Stock Market.  The Company will also promptly disband the Board’s Strategy and Financing Committee and will not, at any time prior to the 2019 Annual Meeting, form or maintain an executive or similar committee to which some or all of the Board’s powers are delegated, except with the unanimous approval of the Board.  For clarity, the foregoing sentence shall not apply to the Audit Committee, Compensation Committee and Nominating and Governance Committee of the Board.

(d)                                 Related Agreements.

(i)                                     Park City Capital agrees that it will cause its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)                                  Park City Capital hereby agrees that it will not, and that it will not permit any of its controlled Affiliates or Associates to, (A) nominate or recommend for nomination any person for election at the 2018 Annual Meeting, directly or indirectly, (B) submit any proposal for consideration at, or bring any other business before, the 2018 Annual Meeting, directly or indirectly, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to the 2018 Annual Meeting, directly or indirectly.  Park City Capital shall not publicly or privately encourage or support any other shareholder to take any of the actions described in this Section 1(d)(ii).

(iii)                               Subject to the Company’s compliance with Section 1(b), Park City Capital agrees that it will appear in person or by proxy at the 2018 Annual Meeting and vote all of the Common Stock beneficially owned by Park City Capital at the 2018 Annual Meeting in favor of the 2018 Nominees.

(iv)                              In addition, between sixty and thirty days prior to the date of the nomination deadline under the Company’s Amended and Restated Bylaws for directors in connection with the 2019 Annual Meeting, the Parties will meet to discuss the slate of directors to be nominated by the Company for election at the 2019 Annual Meeting, and if such slate includes three directors that Park City Capital designates in its sole and exclusive discretion and confirms in writing are acceptable to Park City Capital (provided that Park City Capital shall not have any obligation to designate or accept any such director designees), then Park City Capital agrees that it will appear in person or by proxy at the 2019 Annual Meeting and vote all of the Common Stock beneficially owned by Park City Capital at the 2019 Annual Meeting in favor of the slate of directors nominated by the Company for election at the 2019 Annual Meeting.

2.                                      Standstill Provisions.

(a)                                 The “Standstill Period” shall mean the period commencing on the date of this Agreement and expiring on the date that is thirty days prior to the date of the nomination deadline under the Company’s Amended and Restated Bylaws for directors in connection with the 2019 Annual Meeting, unless the slate of directors to be nominated by the Company for election at the 2019 Annual Meeting includes three directors that Park City Capital designates in its sole and exclusive discretion and confirms in writing are acceptable to Park City Capital (provided that Park City Capital shall not have any obligation to designate or accept any such director designees), in which case the Standstill Period shall instead expire on the date that is thirty days prior to the date of the nomination deadline under the Company’s Amended and Restated Bylaws for directors in connection with the Company’s 2020 Annual Meeting of Stockholders.

(b)                                 Park City Capital agrees that during the Standstill Period, neither it nor any of its Affiliates or Associates under its control will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

(i)                                     engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of shareholders), in each case, with respect to securities of the Company;

(ii)                                  seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors or with respect to the submission of any shareholder proposal (including any submission of shareholder proposals pursuant to Rule 14a-8 of the Exchange Act);

(iii)                               (A) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Company, (B) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, except pursuant to authorization of the Board or a committee thereof, or (C) publicly comment on any third party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public;

(iv)                              seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(v)                                 make any public demand to inspect the books and records of the Company, including pursuant to any statutory right that Park City Capital may have;

(vi)                              seek to advise, encourage, support or influence any person or entity with respect to the voting of any securities of the Company at any annual or special meeting of shareholders, except in accordance with Section 1;

(vii)                           enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other person in connection with any of the foregoing; or

(viii)                        make any public proposal or statement regarding any of the foregoing, or publicly disclose any intention, plan or arrangement (whether written or oral) inconsistent with the foregoing, or publicly disclose any request to amend, waive or terminate any provision of this Agreement; provided, that this Section 2(b)(viii) shall not prohibit Park City Capital from communicating with the Company or any officer or director of the Company in a non-public manner.

3.                                      Representations and Warranties of the Company.

The Company represents and warrants to Park City Capital that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or agreement to which the Company is a party or by which it is bound.  The Company shall not take any action to avoid or seek to avoid the observance or performance of any of the terms required to be observed or performed by the Company under this Agreement, but shall at all times in good faith take all actions that are necessary to carry out and perform all of the provisions of this Agreement.

4.                                      Representations and Warranties of Park City Capital.

Park City Capital represents and warrants to the Company that (a) the authorized signatory of Park City Capital set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Park City Capital thereto, (b) this Agreement has been duly authorized, executed and delivered by Park City Capital, and is a valid and binding obligation of Park City Capital, enforceable against Park City Capital in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by Park City Capital does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Park City Capital, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or agreement to which Park City Capital is a party or by which it is bound.  Park City Capital shall not take any action to avoid or seek to avoid the observance or performance of any of the terms required to be observed or performed by Park City Capital under this Agreement, but shall at all times in good faith take all actions that are necessary to carry out and perform all of the provisions of this Agreement.

5.                                      Press Release; Form 8-K.

Upon the execution of this Agreement, the Company shall issue a mutually agreeable press release announcing this Agreement in the form attached hereto as Exhibit A. During the Standstill Period, neither the Company nor Park City Capital shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement.  No later than four business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the Securities and Exchange Commission reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto.

6.                                      Specific Performance.

Each of Park City Capital, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Park City Capital, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.                                      Expenses.

Each of the Company and Park City Capital shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse Park City Capital for the legal, proxy advisory and other fees and expenses incurred in connection with the Notice, the 2018 Annual Meeting, and the negotiation and execution of this Agreement in the amount of $75,000 in the aggregate.  The Company shall pay Park City Capital such $75,000 promptly after the date hereof.

8.                                      Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.                                      Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally, (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated), or (c) two business days after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same, and receipt is timely confirmed by such delivery service. The addresses for such communications shall be:

If to the Company:

Resonant Inc.
110 Castilian Drive, Suite 100
Goleta, CA 93117
Attention:   George B. Holmes, Chief Executive Officer
Email:  gbholmes@resonant.com

with a copy (which shall not constitute notice) to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121
Attention: Jason L. Kent, Esq.
E-mail: jkent@cooley.com

and

Stubbs, Alderton & Markiles, LLP

15260 Ventura Boulevard, 20th Floor

Sherman Oaks, CA 91403
Attention: John J. McIlvery, Esq.
E-mail: jmcilvery@stubbsalderton.com

If to Park City Capital:

Park City Capital, LLC
100 Crescent Court, Suite 700
Dallas, TX 75201
Attention: Michael J. Fox
E-mail: mike@parkcitycap.com

with a copy (which shall not constitute notice) to:

Thompson Hine LLP
3900 Key Center
127 Public Square

Cleveland, OH 44114
Attention: Derek D. Bork
E-mail: Derek.Bork@thompsonhine.com

10.                               Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.                               Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

12.                               No Concession or Admission of Liability.

This Agreement is being entered into for the purpose of avoiding litigation, uncertainty, controversy and legal expense, constitutes a compromise and settlement entered into by each Party, and shall not in any event constitute, be construed or deemed a concession or admission of any liability or wrongdoing of any Party.

13.                               Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Park City Capital. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Park City Capital, the prior written consent of the Company, and with respect to the Company, the prior written consent of Park City Capital. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

RESONANT INC.

By:	/s/ George B. Holmes
Name: George B. Holmes
Title: Chief Executive Officer

PARK CITY CAPITAL OFFSHORE MASTER, LTD.

By:	/s/ Michael J. Fox
Name: Michael J. Fox
Title: Director

PARK CITY CAPITAL, LLC

By:	/s/ Michael J. Fox
Name: Michael J. Fox
Title: Manager

MICHAEL J. FOX

By:	/s/ Michael J. Fox
Michael J. Fox

EXHIBIT A

PRESS RELEASE

See attached document.